Exhibit 99.1

Destination XL Group, Inc. Looks to Fiscal 2021 for Continued Recovery

CANTON, Mass., December 11, 2020 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's clothing, continues to believe a path for recovery for fiscal year 2021 is in view given its actions and performance to date from the COVID-19 Pandemic.

“Since the start of COVID-19, we have been aggressively positioning our Company to withstand the economic downturn in the apparel sector, to maintain our liquidity, and to serve our customers wherever and whenever he wishes to shop.  As we prepare to turn the page on fiscal 2020 and look forward to fiscal 2021, I wanted to share with you, at a high level, our belief in fiscal 2021 of continued recovery.  The steps we have taken in 2020 to manage inventory, restructure occupancy costs, and reduce our selling, general and administrative costs create greater operating leverage on a reduced sales base in our business model.  These actions have also helped us to preserve liquidity.  At November month-end, we had $20.6 million in cash and availability remaining under our credit facility of $13.6 million,” said President and Chief Executive Officer Harvey Kanter.

“We announced separately today that the Company has begun the process of transferring from the Nasdaq Capital Market to the OTCQX market.  In light of that announcement, we felt it was important to share more broadly our financial targets for fiscal 2021, which will be presented in mid-January, along with an early release of our Holiday Results. At that time we will present our targets for Sales, Adjusted EBITDA and Cash Flow metrics as well as the strategic and more detailed elements of our 2021 financial goals.

We expect to achieve results through continued penetration of our direct business, a modest recovery in store traffic during the course of the year, and a slight improvement in our wholesale business.  Year-to-date through November, our DXL.com sales were up 41% over fiscal 2019 levels, and we expect the growth trend in this channel to continue in fiscal 2021.  We also expect our stores to continue their trend of being down compared to fiscal 2019 levels,” Kanter concluded.

In mid-January, the Company is planning to announce its sales results for the 9-week Holiday period ending January 2, 2021.  The Company is also planning to comment more broadly on its strategic plan for fiscal 2021 at that time.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in Toronto, Canada. In addition to DXL Big + Tall retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Casual Male XL retail and outlet stores, and e-commerce sites, including DXL.com.  DXL.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Capital Market under the symbol "DXLG."  For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to fiscal 2021, including continued recovery, greater operating leverage on reduced sales, modest improvement in store traffic, slight improvement in wholesale business, and an expected decrease in store sales and increase in DXL.com sales as compared to fiscal 2019.  These statements are based upon management’s current expectations surrounding the COVID-19 pandemic, including stores remaining open, the stability of its supply chain, and the ability to order and receive the necessary merchandise and the ability to achieve projected margins in order to support planned performance in fiscal 2021.  These forward-looking statements and the actual implementation of its plans for fiscal 2021 may differ materially from the forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2020, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the COVID-19 pandemic and its impact on the Company’s results of operations, the Company’s execution of its DXL strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward- looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

Investor Relations Contact:

Investor.relations@dxlg.com

603-933-0541

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